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     Four World Financial Center
     New York, New York  10080
[LOGO] Call Collect: (212) 236-3790
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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               LOISLAW.COM, INC.

                                       AT

                             $4.3545 NET PER SHARE

                                       BY

                             LL ACQUISITION CORP.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                        WOLTERS KLUWER U.S. CORPORATION
                          ---------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON
            MONDAY, JANUARY 29, 2001, UNLESS THE OFFER IS EXTENDED.

                                                               December 29, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by LL Acquisition Corp., a Delaware corporation (the "Offeror") and an indirect wholly-owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation (the "Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Loislaw.com, Inc., a Delaware corporation (the "Company"), at a purchase price of $4.3545 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 29, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 19, 2000 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company.

    The Offer is conditioned upon, among other things, (1) there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn at least that number of Shares which would constitute two-thirds of the Shares outstanding on a fully diluted basis (the "Minimum Condition"),
(2) the Offeror obtaining certain governmental approvals and (3) the satisfaction of certain other terms and conditions. In connection with the Merger Agreement, the Parent and the Offeror have entered into the Stock Option and Tender Agreement, dated as of December 19, 2000 (the "Option Agreement"), with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 14,279,590 outstanding Shares, representing approximately 63.28% of the Shares outstanding on a fully diluted basis. Pursuant to the Option Agreement, each Stockholder has agreed, among other things, (i) to tender in the Offer all of such Stockholder's Shares now owned or that may thereafter be acquired by such Stockholder, (ii) to grant to the Parent or the Offeror, as the Parent shall
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designate, the option to purchase such Stockholder's Shares in certain circumstances, (iii) to appoint the Parent as such Stockholder's proxy, under certain circumstances, to vote such Stockholder's Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote such Stockholder's Shares, in each case, in accordance with the terms and conditions of the Option Agreement and (v) to restrict transfers or exercises of Company Options (as defined in the Option Agreement), if any, held by such Stockholder except as provided in the Option Agreement.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. The Offer to Purchase, dated December 29, 2000;

    2. The Letter of Transmittal for your use and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender such Shares), together with GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 providing information related to back up federal income tax withholding;

    3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit certificates for Shares and all other required documents to reach Morgan Guaranty Trust Company of New York (the "Depositary") by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A letter from the President and Chief Executive Officer and Chairman of the Board of the Company and the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission;

    5. A form of letter which may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    6. A return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 29, 2001, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, the Letter of Transmittal (or manually signed facsimile thereof) duly executed and properly completed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares (as described in the Offer to Purchase), and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered to the Depositary before 12:00 midnight, New York City time, on Monday, January 29, 2001.

    Neither the Parent nor the Offeror nor any officer, director, stockholder, agent or other representative of the Parent or the Offeror will pay any fees or commissions to any broker, dealer, or other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to their customers. The Offeror will pay or cause to be paid all stock transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

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    Any inquiries you have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      Merrill Lynch, Pierce, Fenner & Smith
                                               Incorporated

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE OFFEROR, THE PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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